Exhibit 99.1

February 21, 2006
China’s CITIC Group to invest in Ivanhoe Energy
as part of quest to secure international energy resources.
Ivanhoe increases working interest in China’s Dagang oilfield block to 100%.
Sunwing Energy, Ivanhoe’s Chinese oil and gas subsidiary, to seek public listing.
BEIJING, CHINA — Ivanhoe Energy Inc. (NASDAQ: IVAN and TSX: IE & IE.U) and CITIC Resources, a subsidiary of CITIC Group (formerly China International Trust & Investment Corporation), announced today that CITIC Resources has made an important investment decision to convert its 40% working interest in the Kongnan Project in China’s Dagang oilfield into shares of Ivanhoe Energy.
Consideration for this acquisition totals approximately US$27,386,135, to be settled with US$20 million in Ivanhoe Energy common shares and a US$7,386,135 non-interest-bearing, three-year, monthly-amortizing loan. CITIC Resources will acquire 8,591,434 common shares of Ivanhoe Energy at a price of US$2.33 per share. This will represent approximately 3.7% of Ivanhoe’s issued and outstanding shares following the completion of the transaction. The loan will be convertible, at Ivanhoe Energy’s discretion, into common stock of Sunwing Energy Ltd. when Ivanhoe obtains a public listing for Sunwing to further daylight value and expand the growth of the subsidiary.
The agreement to jointly develop the Kongnan Project was signed by an Ivanhoe Energy subsidiary and CITIC Group in January 2004. The agreement gave CITIC Group the right to convert its participating interest in the Kongnan Project into Ivanhoe common shares. Now, CITIC Group and Ivanhoe have agreed to expand their long-standing cooperation as Ivanhoe continues to develop oil and gas opportunities in China and sharpens its focus on acquiring international reserves and production through its leading edge, heavy-oil-to-light-oil (HTL) and gas-to-liquids (GTL) technologies — which are of particular interest to CITIC Group.
Sunwing Energy Ltd., Ivanhoe’s 100%-owned subsidiary dedicated to oil and gas exploration and production in China, will acquire CITIC Resources’ 40% working interest in the Kongnan Project. This will increase Sunwing’s working interest in the Kongnan Project to 100%, and will increase Sunwing’s gross production in China by 67%, to more than 2,050 barrels of oil per day (net 1,681 barrels of oil per day).
“This transaction strengthens Ivanhoe’s excellent, longstanding relationship with CITIC Group,” said Robert Friedland, Chairman of Sunwing Energy and Vice Chairman of Ivanhoe Energy. “We welcome CITIC as a strategic shareholder and as a potential partner in new energy ventures inside China and in markets around the world, where our technologies will be key to securing and expanding production from heavy-oil reserves and stranded natural gas. In addition, Sunwing’s increased ownership of Dagang oil production will provide us with critical mass and stronger positive cash flow, enhancing our financial independence and our position as one of the first — and still one of the few — foreign producers of sweet crude oil on the Chinese mainland — one of the world’s most important energy markets.”

Wang Jun, Chairman of CITIC Group said: “With the conversion of CITIC Resources’ working interest in the Kongnan Project, CITIC will have an exposure to all of Ivanhoe’s global operations and not just on the Dagang oilfield. We are looking forward to further developing our relationship with Ivanhoe in new energy ventures that hold a mutual interest for CITIC and Ivanhoe in China and in other countries around the world.”
Sunwing Energy is the corporate flagship for Ivanhoe Energy’s operations in China. Sunwing’s interests include enhanced oil recovery (EOR) operations at Dagang, in Hebei Province, and a large gas exploration project on Sunwing’s 900,000-acre Zitong block in Sichuan Province. The Kongnan Project, totalling 22,400 gross acres on six blocks in the Dagang oilfield, is being operated by Sunwing under a 30-year production-sharing contract signed in 1997 between a Sunwing subsidiary and China National Petroleum Corporation. Under this agreement, Sunwing is paid 82% of the oil recovered. A total of 36 wells are in production as part of the ongoing Dagang development program. Dagang oil, a sweet crude of 34° API, is sold at a price slightly less than West Texas Intermediate. The oil price for the first 18 days of February, 2006, averaged US $56.02, an increase from the average of $54.27 received during January, 2006.
CITIC Resources is 61%-owned by the CITIC Group, a Chinese state-owned enterprise. CITIC Group holds major interests in many industries throughout the world that have strategic value to the expanding Chinese economy, including power, banking, airlines, information technology, investment services, real estate, engineering services, heavy industries, infrastructure investment and resource industries.
Mr. Friedland and Chairman Wang announced an Ivanhoe-CITIC initial strategic alliance in October, 2002, committing to cooperate on energy development projects in China and throughout the world. The partnership was subsequently enhanced in April, 2003, when Mr. Friedland and Chairman Wang announced that they had signed an agreement that would enable Ivanhoe and CITIC to form a global strategic alliance to investigate, explore and develop oil, natural gas, metallurgical coal, liquefied natural gas and gas-to-liquid projects in China and around the world to help supply China’s future energy requirements.
Ivanhoe Energy is an independent international oil and gas exploration and development company building long-term growth in its reserve base and production. Ivanhoe Energy is a leader in technologically innovative methods designed to significantly improve reserves of oil and gas through the upgrading of heavy oil to light oil (HTL), state-of-the-art drilling techniques, enhanced oil recovery (EOR) and the conversion of natural gas to liquids (GTL). Core operations are in the United States and China, with business development opportunities worldwide.
Ivanhoe Energy trades on the NASDAQ Capital Market with the ticker symbol IVAN and on the Toronto Stock Exchange (TSX) with the symbol IE. On the TSX, Ivanhoe Energy is listed and traded in both Canadian and U.S. dollars. The U.S. dollar trading symbol on the TSX is IE.U.

Information contacts:
All locations:	Cindy Burnett 1-604-331-9830 (North America)
In Asia:	Patrick Chua 86-1370-121-2607 / 852-9193-4056
Website:	www.ivanhoe-energy.com
FORWARD-LOOKING STATEMENTS: This document includes forward-looking statements, including forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, statements relating to the continued advancement of Ivanhoe Energy’s projects, the potential for, future application of and commercialization of Ivanhoe Energy’s heavy oil upgrading technology and other statements, which are not historical facts. When used in this document, the words such as “could,” “plan,” “estimate,” “expect,” “intend,” “may,” “potential,” “should,” and similar expressions relating to matters that are not historical facts are forward-looking statements. Although Ivanhoe Energy believes that its expectations reflected in these forward-looking statements are reasonable, such statements involve risks and uncertainties and no assurance can be given that actual results will be consistent with these forward-looking statements. Important factors that could cause actual results to differ from these forward-looking statements include the potential that the company’s projects will experience technological and mechanical problems, Ivanhoe Energy’s process to upgrade bitumen and heavy oil may not be commercially viable, environmental risks, changes in product prices, our ability to raise capital as and when required, competition and other risks disclosed in Ivanhoe’s Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission on EDGAR and the Canadian Securities Commissions on SEDAR.